The Simply Good Foods Company Reports Fourth Quarter and Full Year Fiscal 2017 Financial Results
Denver, CO, November 8, 2017 - The Simply Good Foods Company (NASDAQ: SMPL, SMPL.W) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the fiscal 13 week fourth quarter and full year ended August 26, 2017.
“We ended fiscal year 2017 with strong net sales and profit growth. Our financial performance reflects continued solid momentum across sales channels and our nutritional snacking product categories,” commented Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Going forward, we remain confident we are well positioned to leverage our well-established brand and capitalize on our strategic growth initiatives to drive continued sales and profitability and create value for our shareholders.”
Results for the Successor Period July 7, 2017 to August 26, 2017 and Predecessor Period August 28, 2016 to July 6, 2017(1)

•	Successor net sales were $56.3 million and Predecessor net sales were $339.8 million

•	Successor net income was $0.5 million and Predecessor net loss was $2.5 million
In order to present comparable financial information, the Company has also presented supplemental unaudited pro forma combined financial information for the quarters and years ended August 26, 2017 and August 27, 2016, giving effect to the business combination (the "Business Combination") with Conyers Park Acquisition Corp. ("Conyers Park") and NCP-ATK Holdings, Inc. ("Atkins") as if it had occurred on August 30, 2015. All references in this press release to results for the quarter and year ended August 26, 2017, refer to such unaudited pro forma combined results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of Simply Good Foods, and particularly the Atkins business, during this period.
Fourth Quarter 2017 Pro Forma Combined Financial Highlights

•	Pro forma combined net sales increased 10.3%, or $9.1 million, to $97.6 million

•	Pro forma combined gross profit margin of 48.6%, an increase of 220 bps

•	Pro forma combined net income increased 80.3% to $7.8 million, an increase of $3.5 million compared to the fourth quarter of 2016

•	Pro forma combined earnings per diluted share (“EPS”) of $0.11, an increase of $0.05 per fully diluted share

•	Pro forma combined Adjusted EBITDA(2) increased 3.6%, to $17.4 million.

________________________________________
(1) On July 7, 2017, the Company completed the Business Combination between Atkins and Conyers Park, and as a result of the Business Combination, both Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods. Pursuant to GAAP and SEC requirements and the application of acquisition accounting, the Company's consolidated financial results are presented: (i) as of and for the period July 7, 2017 to August 26, 2017 (Successor); (ii) as of and for the period August 28, 2016 to July 6, 2017 (Predecessor); and (iii) for the fiscal year ended August 27, 2016 (Predecessor). All references to “Successor” refers to Simply Good Foods, and all references to “Predecessor” refers to Atkins prior to the Business Combination.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measure and Related Information" and "Reconciliation of Adjusted EBITDA" in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Fiscal 2017 Pro Forma Combined Financial Highlights

•	Pro forma combined net sales increased 7.4%, or $27.1 million, to $396.2 million

•	Pro forma combined gross profit margin of 47.0%, an increase of 110 bps

•	Pro forma combined net income increased 34.8% to $28.7 million, an increase of $7.4 million compared to 2016

•	Pro forma combined EPS on a fully diluted basis of $0.40 per share, an increase of $0.10 per fully diluted share

•	Pro forma combined Adjusted EBITDA increased 12.9%, to $72.5 million
(All comparisons above are with respect to the Predecessor's pro forma fourth quarter and year ended August 27, 2016)
Fourth Quarter 2017 Pro Forma Combined Financial Results
Pro forma combined net sales increased $9.1 million, or 10.3%, to $97.6 million driven by core growth of 2.6%, the acquisition of Wellness Foods, Inc. and its Simply Protein brand which added 4.0% and a 3.7% benefit from a 2016 recall expense and corresponding reimbursement in 2017.
Pro forma combined gross profit was $47.4 million for the fourth quarter of 2017, an increase of $6.3 million or 15.3%. Pro forma combined gross profit margin was 48.6% compared to 46.4% for the 13 weeks ended August 27, 2016 driven primarily by the absence of the aforementioned recall expense, which accounted for 210 basis points of the gross margin expansion.
Pro forma combined net income increased $3.5 million or 80.3%, to $7.8 million. The increase was driven by above gross profit improvement, partially offset by a 13.1% increase in marketing spend and higher public company costs.
Pro forma combined Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 3.6% to $17.4 million.
Fiscal 2017 Pro Forma Combined Financial Results
Pro forma combined net sales increased $27.1 million, or 7.4%, to $396.2 million as a result of core growth of 4.6%, the acquisition of Wellness Foods, Inc. in December 2016 which contributed 1.9%, and the recall which added 0.9%.
Pro forma combined gross profit was $186.2 million for fiscal 2017, an increase of $16.7 million or 9.8% versus the prior year. Pro forma combined gross profit margin was 47.0% compared to 45.9% in fiscal 2016 driven by cost saving initiatives, favorable mix and the recall.
Pro forma combined net income increased $7.4 million, or 34.8%, to $28.7 million driven by the increase in gross profit, and operating expenses that grew slightly below net sales growth.
Pro forma combined Adjusted EBITDA increased 12.9% to $72.5 million.
Balance Sheet and Cash Flow
As of August 26, 2017, the Company had cash and cash equivalents of $56.5 million and a $200.0 million Term Loan outstanding, resulting in a pro forma combined Net Debt to Adjusted EBITDA ratio of 2.0x. The Company also has a $75.0 million revolving line of credit available for borrowing which is not currently being utilized, and which had no borrowings outstanding as of August 26, 2017.
Outlook
Simply Good Foods expects fiscal year 2018 net sales growth to be consistent with its previously stated long-term growth algorithm of 4% to 6%. The Company anticipates Adjusted EBITDA will grow at a slightly higher rate than net sales, including the impact of an incremental $2.0 million of public company expenses.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, November 8, 2017 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S and International callers can dial 201-689-8263.
In addition, the call and supplementary presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 22, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13671889.
About The Simply Good Foods Company
The Simply Good Foods Company, or “Simply Good Foods,” is the company created by the business combination of Conyers Park Acquisition Corp., with executive founders Jim Kilts and Dave West, long-time business leaders in the consumer products sector, and NCP-ATK Holdings, Inc. Today, our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods will look to expand its platform through investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.
Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “believe”, “expand”, “anticipate”, “growth” or the negative or other variations thereof and other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Company’s management teams; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measure and Related Information
This communication includes Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other onetime expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation. The Company's management believes that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. You should review the reconciliation of the Company's non-GAAP financial measures to the comparable GAAP financial measures which are included in this press release, and not rely on any single financial measure to evaluate Atkins’ business.
Investor Contacts
Katie Turner/ Rachel Perkins
ICR
646-277-1228
Katie.turner@icrinc.com
Rachel.perkins@icrinc.com

The Simply Good Foods Company, and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share data)

	August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$56,501	$78,492
Accounts receivable, net	37,181	42,839
Inventories, net	29,062	27,544
Prepaid expenses	2,904	1,753
Other current assets	8,263	8,353
Total current assets	133,911	158,981

Long-term assets:
Property and equipment, net	2,105	2,273
Intangible assets, net	319,148	185,688
Goodwill	465,030	40,724
Other long term assets	2,294	1,846
Total assets	$922,488	$389,512

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$14,859	$18,750
Accrued interest	561	4,028
Accrued expenses and other current liabilities	15,042	16,629
Current portion of TRA liability	2,548	—
Current maturities of long-term debt	234	11,387
Total current liabilities	33,244	50,794

Long-term liabilities:
Long-term debt, less current maturities	191,856	321,638
Warrant liabilities	—	15,722
Long term portion of TRA liability	23,127	—
Deferred income taxes	75,559	29,192
Total liabilities	323,786	417,346
See commitments and contingencies (Note 10)

Stockholders' equity (deficit):
Preferred stock (Successor), $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock (Successor), $0.01 par value, 600,000,000 shares authorized, 70,628,322 issued and outstanding	706	—
Common stock (Predecessor), $0.01 par value, 600,000 shares authorized, 508,132 issued and outstanding	—	5
Additional paid-in-capital	610,138	(43,551)
(Accumulated deficit) Retained earnings	(12,161)	16,155
Accumulated other comprehensive income (loss)	19	(443)
Total stockholders' equity (deficit)	598,702	(27,834)
Total liabilities and stockholders' equity (deficit)	$922,488	$389,512

The Simply Good Foods Company, and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Dollars in thousands, except share data)

	2017		2016
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended
			August 27, 2016
	(Successor)	(Predecessor)	(Predecessor)
Net sales	$56,334	$339,837	$427,858
Cost of goods sold	35,941	179,998	248,464
Gross profit	20,393	159,839	179,394

Operating Expenses:
Distribution	2,784	14,970	18,489
Selling	2,322	13,905	18,513
Marketing	4,615	33,589	37,751
General and administrative	7,813	39,276	46,961
Depreciation and amortization	1,000	8,617	10,179
Business combination transaction costs	—	25,608	—
Other Expense	—	141	1,542
Total operating expenses	18,534	136,106	133,435

Income from operations	1,859	23,733	45,959

Other income (expense):
Change in warrant liabilities	—	722	(722)
Interest expense	(1,662)	(22,724)	(27,195)
Loss (gain) on foreign currency transactions	513	133	(619)
Other income (expense)	30	221	118
Total other expense	(1,119)	(21,648)	(28,418)

Income (loss) before income taxes	740	2,085	17,541
Income tax expense (benefit)	290	4,570	7,507
Net income	$450	$(2,485)	$10,034

Other comprehensive income:
Foreign currency translation adjustments	19	(199)	621
Comprehensive income	$469	$(2,684)	$10,655

Earnings per share from net income:
Basic	$0.01
Diluted	$0.01
Weighted average shares outstanding:
Basic	70,562,477
Diluted	71,254,770

The Simply Good Foods Company, and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	2017		2016
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended
			August 27, 2016
	(Successor)	(Predecessor)	(Predecessor)
Operating activities
Net income	$450	$(2,485)	$10,034
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,000	8,617	10,179
Amortization of deferred financing costs and debt discount	192	1,950	2,159
Stock compensation expense	412	2,441	2,104
Change in warrant liabilities	—	(722)	722
Unrealized (gain) loss on foreign currency transactions	(513)	(133)	619
Deferred income taxes	(382)	(3,880)	5,505
Changes in operating assets and liabilities:
Accounts receivable, net	(5,556)	14,447	(14,854)
Inventories, net	4,130	1,912	6,078
Prepaid expenses	(1,107)	36	(391)
Other current assets	5,340	(10,548)	(1,309)
Accounts payable	2,089	(7,246)	2,247
Accrued interest	561	(3,615)	(211)
Accrued expenses and other current liabilities	(34,096)	21,459	6,029
Other	124	(294)	112
Net cash provided by (used in) operating activities	(27,356)	21,939	29,023
Investing activities
Purchases of property, plant, and equipment	(458)	(498)	(815)
Acquisition of business, net of cash acquired	(600,825)	(19,960)	—
Cash withdrawn from trust account	403,979	—	—
Net cash provided by (used in) investing activities	(197,304)	(20,458)	(815)
Financing activities
Proceeds from option exercises	—	109	326
Excess tax benefit from stock-based compensation	—	(59)	403
Principal payments of long-term debt	—	(53,586)	(7,464)
Proceeds from issuance of private placement equity, net of issuance costs	97,000	—	—
Proceeds from issuance of long term debt, net of issuance costs	191,899	—	—
Payment of Conyers Park deferred equity issuance costs	(8,100)	—	—
Net cash provided by (used in) financing activities	280,799	(53,536)	(6,735)
Cash and cash equivalents
Net increase (decrease) in cash	56,139	(52,055)	21,473
Effect of exchange rate on cash	159	(10)	(75)

Cash at beginning of period	203	78,492	57,094
Cash and cash equivalents at end of period	$56,501	$26,427	$78,492

Supplemental Pro Forma Combined 52-Week Period Ended August 26, 2017
For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the fifty two week period ended August 26, 2017, and we discuss such pro forma combined results compared to the Predecessor’s full year 2016 results below.
The unaudited pro forma combined statements of operations for the fiscal year ended August 26, 2017 presents our consolidated results of operations giving pro forma effect to the Business Combination as if it had occurred as of August 28, 2016. The pro forma combined adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma combined basis, the impact of these transactions on the historical financial information of our Predecessor and Successor entities, as applicable.
The Business Combination is accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.
The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and our estimates and assumptions, are reflected herein. As explained in more detail in Note 3. Business Combinations in the notes to the Consolidated Financial Statements, the total purchase price to acquire Atkins has been allocated to the assets acquired and assumed liabilities, based upon preliminary estimated fair values at the Closing Date. We utilized third-party valuation specialists to assist our management in determining the fair values of the acquired assets and liabilities assumed. We have not finalized our assessment of the purchase consideration and estimated fair value of assets acquired and liabilities assumed as of August 26, 2017.
The unaudited pro forma combined financial information contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties and the assumptions and adjustments as described in the accompanying notes hereto and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on August 28, 2016. The unaudited pro forma combined financial information also does not project our results of operations for any future period or date. The unaudited pro forma combined financial information for the 52-weeks ended August 26, 2017 includes results of the Successor and Predecessor entities. The pro forma combined adjustments give effect to the items identified in the pro forma combined table below in connection with the Business Combination.

Pro Forma Combined Statement of Operations
For the pro forma combined 52-week period ended August 26, 2017
(Unaudited)
(In thousands)

	Historical (i)				Pro Forma Combined (Unaudited)
	(Successor)	(Predecessor)
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	Pro Forma Adjustments		52-week ended
(In thousands)					August 26, 2017
Net sales	56,334	339,837	—		396,171
Cost of goods sold	35,941	179,998	(5,989)	ii	209,950
Gross profit	20,393	159,839	5,989		186,221

Operating Expenses:
Distribution	2,784	14,970	—		17,754
Selling	2,322	13,905	—		16,227
Marketing	4,615	33,589	—		38,204
General and administrative	7,813	39,276	635	iii	47,724
Depreciation and amortization	1,000	8,617	(1,979)	iv	7,638
Business combination transaction costs	—	25,608	(25,608)	v	—
Other expense	—	141	—		141
Total operating expenses	18,534	136,106	(26,952)		127,688

Income from operations	1,859	23,733	32,941		58,533

Other income (expense):
Change in warrant liabilities	—	722	(722)	vi	—
Interest expense	(1,662)	(22,724)	12,475	vii	(11,911)
Loss (gain) on foreign currency transactions	513	133	—		646
Other income	30	221	—		251
Total other expense	(1,119)	(21,648)	11,753		(11,014)

Income (loss) before income taxes	740	2,085	44,694		47,519
Income tax expense	290	4,570	13,958	viii	18,818
Net income (loss)	$450	$(2,485)	$30,736		$28,701

i. The amounts presented represent the Successor’s and Predecessor’s historical GAAP results of operations.
ii. The adjustment represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and was recognized in the successor period, and is not indicative of future cost of good sold.

iii. The adjustment represents the incremental stock based compensation expense incurred under the Simply Good Foods Omnibus Incentive Plan.
iv. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

v. Business combination transaction expenses primarily consist of fees related to the Business Combination and the Company’s acquisition activities.
vi. Predecessor warrants were accounted for as warrant liabilities, which were exercised and settled with the Business Combination.
vii. Represents the adjustment necessary to arrive at the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR plus 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

viii. Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

Supplemental Pro Forma 52-Week Period Ended August 27, 2016
The following unaudited pro forma financial information has been prepared from the perspective of Atkins and its fiscal year end of August 27, 2016. The unaudited pro forma income statement for the fifty two weeks ended August 27, 2016 presents the historical consolidated statement of operations of Atkins for the fifty two weeks ended August 27, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015.
The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.
The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Atkins' Pro Forma” columns in the unaudited historical consolidated statement of operations for the fifty two weeks ended August 27, 2016.
The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of August 30, 2015.

Pro Forma Statement of Operations
For the pro forma 52-week period ended August 27, 2016
(Unaudited)
(In thousands)

(In thousands)	Historical Atkins	Frozen License Adjustments		Atkins' Pro Forma (i)	Pro Forma Adjustments		Pro Forma (Unaudited)
Net sales	$427,858	$(58,819)		$369,039	$—		$369,039
Cost of goods sold	248,464	(48,977)		199,487	—		199,487
Gross profit	179,394	(9,842)		169,552	—		169,552

Operating Expenses:
Distribution	18,489	(3,023)	vii	15,466	—		15,466
Selling	18,513	(2,440)	vii	16,073	—		16,073
Marketing	37,751	(1,487)		36,264	—		36,264
General and administrative	46,961	(2,897)		44,064	1,384	ii	45,448
Depreciation and amortization	10,179	—		10,179	(2,587)	iii	7,592
Other expense	1,542	(493)		1,049	—		1,049
Total operating expenses	133,435	(10,340)		123,095	(1,203)		121,892

Income from operations	45,959	498		46,457	1,203		47,660
	—	—		—	—		—
Other income (expense):							—
Change in warrant liabilities	(722)	—		(722)	722	iv	—
Interest expense	(27,195)	—		(27,195)	15,284	v	(11,911)
Loss (gain) on foreign currency transactions	(619)	—		(619)	—		(619)
Other income	118	—		118	—		118
Total other expense	(28,418)	—		(28,418)	16,006		(12,412)

Income (loss) before income taxes	17,541	498		18,039	17,209		35,248
Income tax expense	7,507	197		7,704	6,254	vi	13,958
Net income (loss)	$10,034	$301		$10,335	$10,955		$21,290

i. The amounts in this column represents the Predecessor’s historical GAAP results after removing the results of operations of the Frozen operations.
ii. The adjustment represents the incremental stock based compensation expense under the new Simply Good Foods omnibus incentive plan.
iii. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv. The Simply Good Foods warrants are not warrant liabilities and are accounted for as equity warrants. The adjustment represents the corresponding decrement to expense.
v. The adjustment represents the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

vi. Represents the effective income tax rate of 39.6%
vii. Approximately $2.1 million of Pro Forma Frozen Licensing Selling costs were previously classified as Pro Forma Frozen Licensing Distribution expenses.

Comparison of Results for the Unaudited Supplemental Pro Forma combined 52-Week Period Ended August 26, 2017 and the Unaudited Supplemental Pro Forma 52-Week Period Ended August 27, 2016
For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the fifty two week period ended August 26, 2017, and we discuss such pro forma results compared to the supplemental unaudited pro forma statement of operation for the fifty two week period ended August 27, 2016. The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of net sales:

	Pro Forma Combined (Unaudited)		Pro Forma (Unaudited)
	52-week ended		52-weeks ended
(Dollars in thousands, except share data)	August 26, 2017	% of sales	August 27, 2016	% of sales
Net sales	$396,171	100.0%	$369,039	100.0%
Cost of goods sold	209,950	53.0%	199,487	54.1%
Gross profit	186,221	47.0%	169,552	45.9%

Operating Expenses:
Distribution	17,754	4.5%	15,466	4.2%
Selling	16,227	4.1%	16,073	4.4%
Marketing	38,204	9.6%	36,264	9.8%
General and administrative	47,724	12.0%	45,448	12.3%
Depreciation and amortization	7,638	1.9%	7,592	2.1%
Business combination transaction costs	—	—%	—	—%
Other Expense	141	—%	1,049	0.3%
Total operating expenses	127,688	32.2%	121,892	33.0%

Income from operations	58,533	14.8%	47,660	12.9%

Other income (expense):
Changes in warrant liabilities	—	—%	—	—%
Interest expense	(11,911)	(3.0)%	(11,911)	(3.2)%
Loss on foreign currency transactions	646	0.2%	(619)	(0.2)%
Other income	251	0.1%	118	—%
Total other expense	(11,014)	(2.8)%	(12,412)	(3.4)%

Income before income taxes	47,519	12.0%	35,248	9.6%
Income tax expense	18,818	4.7%	13,958	3.8%
Net income	$28,701	7.2%	$21,290	5.8%

Earnings per share from net income:
Basic	$0.41		$0.30
Diluted	$0.40		$0.30
Weighted average shares outstanding:
Basic	70,562,477		70,562,477
Diluted	71,254,770		71,254,770

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The table below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the pro forma combined fifty two week period ending August 26, 2017, and the predecessor fifty two week period ending August 27, 2016.

Adjusted EBITDA Reconciliation: (In thousands)	2017			2016
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended	52-weeks ended
			August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)	(Pro Forma Combined)	(Predecessor, Pro Forma)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$450	$(2,485)	$28,701	$21,290
Interest	1,662	22,724	11,911	11,911
Taxes	290	4,570	18,818	13,958
Depreciation/Amortization	1,000	8,617	7,638	7,592
EBITDA	3,402	33,426	67,068	54,751
Stock Option and Warrant Expense	412	1,719	3,488	3,488
Transaction Fees / IPO Readiness	—	371	371	470
Restructuring	—	167	167	1,049
Roark Management Fee	—	1,200	1,200	1,670
Recall Receivable Reserve	(1,195)	—	(1,195)	1,922
Frozen Licensing Media	456	794	1,250	—
Non-recurring legal costs	96	723	819	—
Business combination transaction costs	—	25,608	—	—
Purchase accounting inventory step-up	5,989	—	—	—
Other	(506)	(119)	(625)	896
Adjusted EBITDA	$8,654	$63,889	$72,543	$64,246

Supplemental Pro Forma Combined 13-Week Period Ended August 26, 2017
For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the 13-week period ended August 26, 2017.
The unaudited pro forma combined statements of operations for the quarter ended August 26, 2017 presents our consolidated results of operations giving pro forma effect to the Business Combination as if it had occurred as of May 28, 2017. The pro forma combined adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma combined basis, the impact of these transactions on the historical financial information of our Predecessor and Successor entities, as applicable.
The Business Combination is accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.
The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and our estimates and assumptions, are reflected herein. As explained in more detail in Note 3. Business Combinations of the Consolidated Financial Statements, the total purchase price to acquire Atkins has been allocated to the assets acquired and assumed liabilities, based upon preliminary estimated fair values at the Closing Date. We utilized third-party valuation specialists to assist our management in determining the fair values of the acquired assets and liabilities assumed.
The unaudited pro forma combined financial information contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties and the assumptions and adjustments as described in the accompanying notes hereto and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on May 28, 2017. The unaudited pro forma combined financial information also does not project our results of operations for any future period or date. The unaudited pro forma combined financial information for the thirteen week period ended August 26, 2017 includes results of the Successor and Predecessor entities. The pro forma combined adjustments give effect to the items identified in the pro forma combined table below in connection with the Business Combination.

Pro Forma Statement of Operations
For the pro forma 13-week period ended August 26, 2017
(Unaudited)
(In thousands)

	Historical (i)				Pro Forma Combined (Unaudited)
	(Successor)	(Predecessor)
	From July 7, 2017 through August 26, 2017	From May 28, 2017 through July 6, 2017	Pro Forma Adjustments		13-week ended
(In thousands)					August 26, 2017
Net sales	$56,334	$41,223	$—		$97,557
Cost of goods sold	35,941	20,239	(5,989)	ii	50,191
Gross profit	20,393	20,984	5,989		47,366

Operating Expenses:
Distribution	2,784	1,557	—		4,341
Selling	2,322	1,284	—		3,606
Marketing	4,615	4,620	—		9,235
General and administrative	7,813	5,301	(110)	iii	13,004
Depreciation and amortization	1,000	1,208	(298)	iv	1,910
Business combination transaction costs	—	25,608	(25,608)	v	—
Other expense	—	66	—		66
Total operating expenses	18,534	39,644	(26,016)		32,162

Income from operations	1,859	(18,660)	32,005		15,204

Other income (expense):
Change in warrant liabilities	—	—	—	vi	—
Interest expense	(1,662)	(2,665)	1,349	vii	(2,978)
Loss (gain) on foreign currency transactions	513	127	—		640
Other income	30	(61)	—		(31)
Total other expense	(1,119)	(2,599)	1,349		(2,369)

Income (loss) before income taxes	740	(21,259)	33,354		12,835
Income tax expense	290	(4,177)	8,970	viii	5,083
Net income (loss)	$450	$(17,082)	$24,384		$7,752

i. The amounts presented represent the Successor’s and Predecessor’s historical GAAP results of operations.
ii. The adjustment represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and was recognized in the successor period, and is not indicative of future cost of good sold.

iii. The adjustment represents the incremental stock based compensation expense incurred under the Simply Good Foods Omnibus Incentive Plan.
iv. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

v. Business combination transaction expenses primarily consist of fees related to the Business Combination and the Company’s acquisition activities.
vi. Predecessor warrants were accounted for as warrant liabilities, which were exercised and settled with the Business Combination.
vii. Represents the adjustment necessary to arrive at the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR plus 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

viii. Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

Supplemental Pro Forma 13-Week Period Ended August 27, 2016
The following unaudited pro forma financial information has been prepared from the perspective of Atkins and the thirteen week period ending August 27, 2016. The unaudited pro forma income statement for the thirteen weeks ended August 27, 2016 presents the historical consolidated statement of operations of Atkins for the thirteen weeks ended August 27, 2016, giving effect to the Business Combination as if it had occurred on May 29, 2016.
The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.
The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Atkins' Pro Forma” columns in the unaudited historical consolidated statement of operations for the 13 weeks ended August 27, 2016.
The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different had the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of May 29, 2016.

Pro Forma Statement of Operations
For the pro forma 13-week period ended August 27, 2016
(Unaudited)
(In thousands)

(in thousands)	Historical Atkins	Frozen License Adjustments		Atkins' Pro Forma (i)	Pro Forma Adjustments		Pro Forma (Unaudited)
Net sales	$103,491	$(15,030)		$88,461	$—		$88,461
Cost of goods sold	59,813	$(12,439)		47,374	—		47,374
Gross profit	43,678	(2,591)		41,087	—		41,087

Operating Expenses:
Distribution	4,816	(806)	vii	4,010			4,010
Selling	3,700	(540)	vii	3,160			3,160
Marketing	8,793	(625)		8,168			8,168
General and administrative	12,881	(892)		11,989	313	ii	12,302
Depreciation and amortization	2,474	—		2,474	(576)	iii	1,898
Other expense	890	—		890			890
Total operating expenses	33,554	(2,863)		30,691	(263)		30,428

Income from operations	10,124	272		10,396	263		10,659
	—
Other income (expense):
Change in warrant liabilities	(722)			(722)	722	iv	—
Interest expense	(6,903)			(6,903)	3,925	v	(2,978)
Loss (gain) on foreign currency transactions	(575)			(575)	—		(575)
Other income	14			14	—		14
Total other expense	(8,186)	—		(8,186)	4,647		(3,539)

Income (loss) before income taxes	1,938	272		2,210	4,910		7,120
Income tax expense	779	91		870	1,950	vi	2,820
Net income (loss)	$1,159	$181		$1,340	$2,960		$4,300

i. The amounts in this column represents the Predecessor’s historical GAAP results after removing the results of operations of the Frozen operations.
ii. The adjustment represents the incremental stock based compensation expense under the new Simply Good Foods omnibus incentive plan.
iii. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv. The Simply Good Foods warrants are not warrant liabilities and are accounted for as equity warrants. The adjustment represents the corresponding decrement to expense.
v. The adjustment represents the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

vi. Represents the effective income tax rate of 39.6%
vii. Considers approximately $0.5 million of Pro Forma Frozen Licensing Selling costs were previously classified as Pro Forma Frozen Licensing Distribution expenses for the fourth quarter.

Comparison of Results for the Supplemental Pro Forma Combined 13-Week Period Ended August 26, 2017 and the Supplemental Pro Forma 13-Week Period Ended August 27, 2016
For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the thirteen week period ended August 26, 2017, and we discuss such pro forma combined results compared to the supplemental unaudited pro forma statement of operation for the thirteen week period ended August 27, 2016. The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of net sales:

	Pro Forma Combined (Unaudited)		Pro Forma (Unaudited)
	13-week ended		13-weeks ended
(Dollars in thousands, except share data)	August 26, 2017	% of sales	August 27, 2016	% of sales
Net sales	$97,557	100.0%	$88,461	100.0%
Cost of goods sold	50,191	51.4%	47,374	53.6%
Gross profit	47,366	48.6%	41,087	46.4%

Operating Expenses:
Distribution	4,341	4.4%	4,010	4.5%
Selling	3,606	3.7%	3,160	3.6%
Marketing	9,235	9.5%	8,168	9.2%
General and administrative	13,004	13.3%	12,302	13.9%
Depreciation and amortization	1,910	2.0%	1,898	2.1%
Business combination transaction costs	—	—%	—	—%
Other Expense	66	0.1%	890	1.0%
Total operating expenses	32,162	33.0%	30,428	34.4%

Income from operations	15,204	15.6%	10,659	12.0%

Other income (expense):
Changes in warrant liabilities	—	—%	—	—%
Interest expense	(2,978)	(3.1)%	(2,978)	(3.4)%
Loss on foreign currency transactions	640	0.7%	(575)	(0.7)%
Other income	(31)	—%	14	—%
Total other expense	(2,369)	(2.4)%	(3,539)	(4.0)%

Income before income taxes	12,835	13.2%	7,120	8.0%
Income tax expense	5,083	5.2%	2,820	3.2%
Net income	$7,752	7.9%	$4,300	4.9%

Earnings per share from net income:
Basic	$0.11		$0.06
Diluted	$0.11		$0.06
Weighted average shares outstanding:
Basic	70,562,477		70,562,477
Diluted	71,254,770		71,254,770

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (Earnings before interest, tax, depreciation, and amortization) as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The table below provides a reconciliation of pro forma Adjusted EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the pro forma thirteen week periods ending August 26, 2017, and August 27, 2016.

Adjusted EBITDA Reconciliation: (In thousands)	13-weeks ended	13-weeks ended
	Pro forma combined	Pro forma
	August 26, 2017	August 27, 2016
	(unaudited)	(unaudited)
Net income	$7,752	$4,300
Interest	2,978	2,978
Taxes	5,083	2,820
Depreciation/Amortization	1,910	1,898
EBITDA	17,723	11,996
Stock Option and Warrant Expense	872	872
Restructuring	93	890
Roark Management Fee	(170)	313
Recall Receivable Reserve	(1,195)	1,922
Frozen Licensing Media	456	—
Non-recurring legal costs	201	—
Other	(570)	818
Adjusted EBITDA	$17,410	$16,811